Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Ashley Pizzo

Vice President, Capital Markets & Investor Relations

(212) 218-7914

apizzo@indusrt.com

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

INDUS ANNOUNCES THIRD QUARTER 2022 RESULTS

NEW YORK, NEW YORK (November 7, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, reported financial results for the quarter ended September 30, 2022:

2022 Third Quarter Highlights

●	Net income of $1.1 million, or $0.11 per diluted share, for the 2022 third quarter compared to a net loss of $3.5 million, or $0.46 per diluted share, for the 2021 third quarter
●	Core Funds from Continuing Operations (“Core FFO from continuing operations”)[1] of $5.7 million, or $0.55 per diluted share, for the 2022 third quarter compared to $3.8 million, or $0.49 per diluted share, for the 2021 third quarter
●	Net Operating Income from Continuing Operations (“NOI from continuing operations”)[1] of $10.2 million for the 2022 third quarter compared to $7.6 million for the 2021 third quarter
●	As of September 30, 2022, stabilized[2] portfolio was 100.0% leased; total in-service portfolio was 97.6% leased
●	During the 2022 third quarter, executed 5 leases totaling 418,000 square feet across the Company’s portfolio
●	Completed and placed into service two development projects in the Hartford, Connecticut and Orlando, Florida markets totaling 430,000 square feet
●	Completed the acquisition, for a purchase price of $6.5 million, of a 7.6 acre parcel of land in Allentown, Pennsylvania which can support the construction of a 91,000 square foot building
●	Repaid a $26.3 million, variable rate construction loan with cash on hand
●	Subsequent to quarter end, a lease for 63,000 square feet was signed at the two-building forward acquisition in the Nashville, Tennessee market, bringing the project to 77.2% pre-leased
●	Joined the CEO Action for Diversity & Inclusion pledge and endorsed UN Women’s Empowerment Principles

2022 Third Quarter Results of Operations

INDUS reported total rental revenue of approximately $13.0 million for the 2022 third quarter as compared to approximately $10.2 million for the 2021 third quarter. The 27% increase in rental revenue was primarily due to a net addition of 1.2 million square feet in total industrial/logistics square footage versus the prior year comparable period. This 1.2 million square foot increase is comprised of the Company’s acquisition of 746,000 square feet and development of 673,000 square feet, partially offset by the sale or reclassification as discontinued operations of 183,000 square feet. Also included in rental revenue during the 2022 third quarter was a one-time lease termination payment of approximately $0.4 million.

For the 2022 third quarter, INDUS recorded net income of approximately $1.1 million as compared to a net loss of approximately $3.5 million for the comparable prior year period.

Core FFO from continuing operations for the 2022 third quarter increased to approximately $5.7 million, or $0.55 per diluted share, compared to approximately $3.8 million, or $0.49 per diluted share, for the comparable prior year period.

NOI from continuing operations, which is defined as rental revenue less operating expenses of rental properties and real estate taxes, increased 34.1% to approximately $10.2 million in the 2022 third quarter from approximately $7.6 million in the 2021 third quarter.

Cash NOI from continuing operations for the 2022 third quarter increased 29.9% to approximately $8.9 million as compared to approximately $6.9 million for the comparable prior year period.

General and administrative expenses were approximately $2.9 million for the 2022 third quarter as compared to approximately $2.3 million for the comparable prior year period, primarily due to higher employee headcount related to the Company’s growth.

Interest expense was approximately $1.5 million for the 2022 third quarter as compared to approximately $1.7 million in the 2021 third quarter, primarily reflecting the reduction in the aggregate debt balance over this time period, offset slightly by lower capitalized interest due to fewer projects in the development pipeline as of September 30, 2022 as compared to the prior year period.

Leasing Activity

INDUS reported the following second generation leasing metrics3 for the 2022 third quarter:

			Weighted	Weighted	Weighted Avg. Rent
			Avg. Lease	Avg. Lease	Growth[5]
	Number	Square	Term in	Costs PSF	Straight-line	Cash
	of Leases	Feet	Years	per Year[4]	Basis	Basis
New Lease	1	216,615	5.1	$ 1.38	45.7%	38.9%
Renewal Lease	1	16,375	3.0	$ 0.20	20.3%	13.8%
Total / Average	2	232,990	4.9	$ 1.30	43.1%	36.3%

In addition to the above leases signed during the period, INDUS also executed two first generation leases totaling 59,000 square feet and one short-term renewal totaling 127,000 square feet.

●	35,000 square foot first generation lease in the Lehigh Valley building that was completed in the 2022 second quarter. This lease commenced during the 2022 third quarter.
●	24,000 square foot first generation lease in a two-building development project in the Orlando market that was completed in the 2022 third quarter. With this lease, which is expected to commence during the 2023 second quarter, the project is now 24.7% leased.
●	127,000 square foot renewal for a one-year term in the Hartford market. Subsequent to quarter end, the tenant entered into an amendment to extend the term for an additional two years at a 15.9% increase in cash rental rate as compared to the rate for the initial one year renewal term.

Additionally, subsequent to the end of the 2022 third quarter, a 63,000 square foot first generation lease was signed at the two-building Nashville, Tennessee forward acquisition in the Company’s pipeline. With this lease, the to-be-acquired Nashville portfolio is now 77.2% pre-leased (see below section on “Acquisition Pipeline”).

As of September 30, 2022, INDUS’ 42 buildings aggregated 6.1 million square feet. INDUS’ portfolio percentage leased and percentage leased of stabilized properties were as follows:

	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2022	2022	2022	2021
Percentage Leased	97.6%	99.4%	100.0%	98.4%
Percentage Leased - Stabilized Properties	100.0%	100.0%	100.0%	100.0%

As of September 30, 2022, INDUS’ only vacancy reflects 147,000 square feet in the recently delivered Landstar Logistics development project.

Acquisition Pipeline

The following is a summary of INDUS’ acquisition pipeline:

				Purchase
		Building		Price	Expected
Market	Building Count	Size (SF)	Type	($ in millions)	Closing
Nashville	2	184,000	Forward (77.2% pre-leased)	$31.5	Q1 2023
Charleston	1	263,000	Forward	$28.0	Q1 2023
Greenville/Spartanburg	1	280,000	Forward	$28.5	Q2 2023
Charlotte	1	231,000	Forward	$21.2	Q3 2023
Total Acquisition Pipeline	5	958,000		$109.2

INDUS expects that the total acquisition and stabilization costs of acquisitions in its pipeline will total approximately $122.7 million, of which approximately $16.2 million was spent as of September 30, 2022. The acquisitions in INDUS’ pipeline are each subject to certain remaining contingencies. There can be no guarantee that these transactions will be completed under their current terms, anticipated timelines, or at all.

Development Pipeline

The following is a summary of INDUS’ development pipeline as of September 30, 2022:

				Projected
		Building		Total Cost	Expected
Project	Market	Size (SF)	Type	($ in millions)	Delivery
American Parkway (one building)	Lehigh Valley	206,000	Speculative	$28.3	Q2 2023

INDUS expects that the total development and stabilization costs of the American Parkway development will total approximately $28.3 million, of which approximately $6.9 million was spent as of September 30, 2022. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on this project is between 6.4% – 6.8%.6 Actual initial full year stabilized Cash NOI yields may vary from INDUS’ estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI from continuing operations.

Additionally, the following is a summary of INDUS’ land for future expected development that is owned or under contract as of September 30, 2022:

				Purchase	Expected
		Building		Price of Land	Land
Project	Market	Size (SF)	Acreage	($ in millions)	Closing
Windsor Land (one building)	Lehigh Valley	91,000	8	$6.5	Completed
Lehigh Valley Land (one building)	Lehigh Valley	90,000	11	$2.3	Q1 2023
Charlotte Land (four buildings)	Charlotte	597,000	231	$4.8	Q4 2023

Closing on the purchase of the land parcels under contract and the commencement, completion and/or stabilization of the projects in the development pipeline and on the land for expected future development are each subject to a number of contingencies. There can be no guarantee that these transactions and developments will be completed under their current terms, anticipated timelines, at the Company’s estimated underwritten yields, or at all.

Liquidity & Capital Resources

In August 2022, the Company repaid a variable rate construction loan with a principal balance of approximately $26.3 million using cash on hand.

As of September 30, 2022, the Company maintained approximately $216.0 million of liquidity which reflects approximately $26.0 million of cash and cash equivalents (including $0.3 million in restricted cash), $90.0 million of available draws under the Company’s delayed draw term loan facility (the “DDTL”) and $100.0 million of borrowing capacity under the revolving credit facility. The Company currently has no borrowings outstanding under its revolving credit facility and no debt maturities until 2027. Additionally, the Company has no floating rate debt outstanding as the Company’s DDTL, including future available draws, is hedged at a fixed effective interest rate of 4.15%.

Discontinued Operations — Office/Flex Property Portfolio

In March 2022, INDUS commenced a sales process to fully exit its office/flex portfolio, which is comprised of seven buildings totaling 175,000 square feet located in Bloomfield, Connecticut and an 18,000 square foot storage building which had been used in the operations of the portfolio (the “Office/Flex Portfolio”). In September 2022, INDUS signed a definitive agreement for the sale of the Office/Flex Portfolio at a gross sales price of $11.0 million and expects to complete the transaction in the fourth quarter of 2022. The sale of the Office/Flex Portfolio is subject to a number of contingencies and there can be no guarantee that the transaction will be completed under its current terms, anticipated timeline, at the expected gross sale price, or at all.

ESG Initiatives

During the 2022 third quarter, INDUS announced that it had become a signatory to the CEO Action for Diversity & InclusionTM pledge (the “CEO Action Pledge”) as well as endorsed the United Nations Women’s Empowerment Principles (“WEPs”). The CEO Action Pledge is the largest CEO-driven business commitment to elevate diversity and inclusion in the workplace, and the WEPs are a set of principles that guide businesses to create an environment that supports gender equality and women’s empowerment in the workplace and beyond.

In addition, during the 2022 third quarter, INDUS launched its LED Lighting Energy Efficiency Program (“LEEP”) for tenants. The LEEP is designed to encourage tenants throughout INDUS’ portfolio to upgrade their lighting to LED with the goals of enhancing the sustainability of INDUS’ buildings by reducing energy consumption and improving the tenant experience.

Common Stock Dividend

During the 2022 third quarter, INDUS’ board of directors declared a quarterly cash distribution on its common stock of $0.16 per share, or $0.64 per share on an annualized basis. The 2022 third quarter dividend was paid on October 14, 2022 to shareholders of record on September 30, 2022.

2022 Earning Guidance

INDUS expects 2022 fourth quarter NOI from continuing operations of between approximately $10.0 million to approximately $10.3 million and full year NOI from continuing operations of between approximately $38.1 million to approximately $38.4 million. The Company’s 2022 guidance reflects expectations that INDUS will continue to produce rent growth metrics similar to recent results, in addition to the impact of recent acquisition and development completions, as well as announced leasing activity.

A full reconciliation of forecasted NOI from continuing operations to net income, the most-directly comparable GAAP metric, cannot be provided without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy certain non-cash, nonrecurring or other items that are included in net income and required for the reconciliations.

2022 Third Quarter Earnings Conference Call, Earnings Supplement and Investor Presentation

INDUS is hosting a live earnings conference call on Tuesday, November 8, 2022, at 10:00 am Eastern Time, to discuss its results and to provide a business update, followed by a live question and answer session. Supplemental materials containing additional financial and operating information will be available on INDUS’ website in advance of the call. All investors and other interested parties are invited to either dial in to the call (to participate in a live Q&A) or log in to a listen-only webcast which, together with the supplemental information, can be accessed via the Investors section of INDUS’ website at ir.indusrt.com, by clicking this link, or by calling the following numbers:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-630-0580

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-1813

An archived recording of the webcast will be available for three months under the Investors section of INDUS’ website at ir.indusrt.com.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 42 industrial/logistics buildings totaling 6.1 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding future financial results, the completion of acquisitions under agreements, pre-leasing agreements, construction and development plans and timelines, expected total development and stabilization costs of developments in INDUS’ pipeline, and the estimated underwritten stabilized Cash NOI yield of the Company’s development pipeline. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Note Regarding Non-GAAP Financial Measures:

The Company uses FFO, Core FFO from continuing operations, Core FFO from continuing operations per share, Adjusted FFO from continuing operations, NOI from continuing operations, and Cash NOI from continuing operations, as supplemental non-GAAP performance measures. Management believes that the use of these measures combined with net income (loss) (which remains the Company’s primary measure of performance), improves the understanding of the Company’s operating results among the investing public and makes comparisons of operating results to other REITs more meaningful.

The Company presents a funds from operations metric substantially similar to funds from operations as calculated in accordance with standards established by Nareit (“Nareit FFO”). Nareit FFO is calculated as net income (calculated in accordance with U.S. GAAP), excluding: (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of certain real estate assets, (c) gains and losses from change in control and (d) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

The Company defines Core FFO from continuing operations and Core FFO per share from continuing operations as FFO and FFO per share, respectively, excluding: (a) costs related to conversion to a REIT; (b) expense related to the performance of the non-qualified deferred compensation plan; (c) change in fair value of financial instruments; (d) gains or losses on insurance recoveries and/or extinguishment of debt or derivative instruments; (e) discontinued operations; (f) amortization of terminated swap agreement; and (g) non-recurring items. Per share metrics are calculated as Core FFO from continuing operations for the period divided by the weighted average diluted share count for the period.

The Company defines Adjusted FFO from continuing operations as Core FFO from continuing operations less (a) noncash rental revenue including straight-line rents, (b) amortization of debt issuance costs, (c) noncash compensation expenses, (d) non-real estate depreciation and amortization expense, (e) tenant improvements and leasing commissions of second generation space and (f) maintenance capital expenditures needed to maintain the Company’s existing buildings.

NOI from continuing operations is a non-GAAP measure that includes the rental revenue and operating expenses and real estate taxes directly attributable to the Company’s real estate properties. The Company uses NOI from continuing operations as a supplemental performance measure because, in excluding income tax benefit, real estate depreciation and amortization expense, general and administrative expenses, interest expense, change in fair value of financial instruments, gains (or losses) on the sale of real estate assets, impairment of real estate assets, gains (or losses) on debt extinguishment, investment income and other income, other expenses and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that NOI from continuing operations will be useful to investors as a basis to compare its operating performance with that of other REITs. However, because NOI from continuing operations excludes depreciation and amortization expense and captures neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties (all of which have a real economic effect and could materially impact the Company’s results from operations), the utility of NOI from continuing operations as a measure of the Company’s performance is limited. Other equity REITs may not calculate NOI from continuing operations in a similar manner and, accordingly, the Company’s NOI from continuing operations may not be comparable to such other REITs’ NOI from continuing operations. Accordingly, NOI from continuing operations should be considered only as a supplement to net income (loss) as a measure of the Company’s performance. NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. NOI from continuing operations should not be used as a substitute for cash flow from operating activities in accordance with U.S. GAAP.

Cash NOI from continuing operations is a non-GAAP measure that the Company calculates by adding or subtracting non-cash rental revenue, including straight-line rental revenue, from NOI from continuing operations. The Company uses Cash NOI from continuing operations together with NOI from continuing operations, as supplemental performance measures. Cash NOI from continuing operations should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs. Cash NOI from continuing operations should not be used as a substitute for cash flow from operating activities computed in accordance with U.S. GAAP.

INDUS REALTY TRUST, INC.

Consolidated Statements of Operations

(dollars and share count in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Rental revenue	$13,044	$10,243	$36,291	$29,076

Expenses:
Operating expenses of rental properties	1,194	1,040	3,533	3,409
Real estate taxes	1,659	1,601	4,643	4,341
Depreciation and amortization expense	4,823	3,739	13,301	10,048
General and administrative expenses	2,906	2,283	8,238	7,977
Total expenses	10,582	8,663	29,715	25,775

Other income (expense):
Interest expense	(1,507)	(1,700)	(3,178)	(5,160)
Impairment of real estate assets	—	(3,000)	—	(3,000)
Change in fair value of financial instruments	—	(2,027)	—	(2,746)
Gain on sales of real estate assets	—	1,450	—	1,792
Investment and other income	90	119	195	241
Losses on early extinguishment of debt	(189)	—	(653)	—
Other expense	(26)	—	(32)	—
	(1,632)	(5,158)	(3,668)	(8,873)

Income (loss) from continuing operations before income taxes	830	(3,578)	2,908	(5,572)
Income tax (provision) benefit	—	(24)	585	(24)
Income (loss) from continuing operations	830	(3,602)	3,493	(5,596)

Discontinued operations:
Income from discontinued operations	286	55	511	130
Gain on sale of equipment	—	—	203	—
	286	55	714	130

Net income (loss)	$1,116	$(3,547)	$4,207	$(5,466)

Income (loss) per Common Share-Basic:
Income (loss) from continuing operations	$0.08	$(0.47)	$0.34	$(0.78)
Income from discontinued operations	0.03	0.01	0.07	0.02
Net income (loss) per common share	$0.11	$(0.46)	$0.41	$(0.76)

Income (loss) per Common Share-Diluted:
Income (loss) from continuing operations	$0.08	$(0.47)	$0.34	$(0.78)
Income from discontinued operations	0.03	0.01	0.07	0.02
Net income (loss) per common share	$0.11	$(0.46)	$0.41	$(0.76)

Weighted average shares outstanding - basic	10,192	7,724	10,188	7,231
Weighted average shares outstanding - diluted	10,292	7,724	10,365	7,231

INDUS REALTY TRUST, INC.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Real estate assets at cost, net	$ 479,561	$ 387,647
Cash and cash equivalents	25,741	150,263
Restricted cash	267	10,644
Interest rate swap assets	7,573	188
Assets of discontinued operations	9,585	7,990
Other assets	45,054	33,914
Total assets	$ 567,781	$ 590,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Mortgage loans and construction loan, net of debt issuance costs	$ 80,172	$ 169,818
Delayed draw term loan, net of debt issuance costs	58,639	—
Deferred revenue	7,377	7,365
Accounts payable and accrued liabilities	11,608	9,671
Interest rate swap liabilities	—	3,995
Dividends payable	1,631	1,629
Liabilities of discontinued operations	859	832
Other liabilities	10,099	11,259
Total liabilities	170,385	204,569

Stockholders' Equity
Common stock	102	102
Additional paid-in capital	400,963	399,754
Accumulated deficit	(11,554)	(10,869)
Accumulated other comprehensive income (loss)	7,885	(2,910)
Total stockholders' equity	397,396	386,077
Total liabilities and stockholders' equity	$ 567,781	$ 590,646

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – Funds from Operations (“FFO”) and Core FFO

(dollars and share count in thousands, except per share measures)

(unaudited)

	Three Months Ended September 30.		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss):	$1,116	$(3,547)	$4,207	$(5,466)
Exclude:
Depreciation and amortization expense	4,823	3,739	13,301	10,048
FFO adjustments related to discontinued operations	-	196	236	654
Non-real estate depreciation & amortization expense	(17)	(25)	(63)	(63)
Gain on sales of real estate assets	-	(1,450)	-	(1,792)
Impairment of real estate assets	-	3,000	-	3,000
FFO	5,922	1,913	17,681	6,381
Exclude:
Core FFO adjustments related to discontinued operations	(286)	(251)	(950)	(784)
Amortization of terminated swap agreement	-	-	(1,812)	-
General and administrative expenses related to non-qualified deferred compensation plan performance	(113)	(69)	(888)	351
Change in fair value of financial instruments	-	2,027	-	2,746
Losses on early extinguishment of debt	189	-	653	-
General and administrative expenses related to REIT conversion	-	144	-	407
Core FFO from continuing operations	$5,712	$3,764	$14,684	$9,101
Exclude:
Noncash rental revenue including straight-line rents	(1,259)	(726)	(3,056)	(1,481)
Amortization of debt issuance costs	227	412	719	819
Noncash compensation expenses	404	305	1,085	810
Non-real estate depreciation and amortization expense	17	25	63	63
Tenant improvements and leasing commissions (2nd generation space)	(513)	(524)	(915)	(1,226)
Maintenance capital expenditures	(810)	(224)	(1,305)	(520)
Adjusted FFO from continuing operations	$3,778	$3,032	$11,275	$7,566

Weighted average number of shares outstanding - Basic	10,192	7,724	10,188	7,231
Dilutive securities	100	-	177	-
Weighted average number of shares outstanding - Diluted	10,292	7,724	10,365	7,231
Core FFO from continuing operations/Share - Diluted	$0.55	$0.49	$1.42	$1.26

INDUS REALTY TRUST, INC.

Non-GAAP Reconciliations – NOI and Cash NOI

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income (loss) from continuing operations	$830	$(3,602)	$3,493	$(5,596)
Income tax provision (benefit)	-	24	(585)	24
Pretax income (loss) from continuing operations	830	(3,578)	2,908	(5,572)
Exclude:
Depreciation and amortization expense	4,823	3,739	13,301	10,048
General and administrative expenses	2,906	2,283	8,238	7,977
Interest expense	1,507	1,700	3,178	5,160
Change in fair value of financial instruments	-	2,027	-	2,746
Gain on sales of real estate assets	-	(1,450)	-	(1,792)
Impairment of real estate assets	-	3,000	-	3,000
Other expense	26	-	32	-
Losses on early extinguishment of debt	189	-	653	-
Investment and other income	(90)	(119)	(195)	(241)
NOI from continuing operations	$10,191	$7,602	$28,115	$21,326
Noncash rental revenue including straight-line rents	(1,259)	(726)	(3,056)	(1,481)
Cash NOI from continuing operations	$8,932	$6,876	$25,059	$19,845

INDUS REALTY TRUST, INC.

Reconciliation of Company Guidance to NOI from continuing operations

(dollars in millions)

(unaudited)

	Fourth Quarter 2022		Full Year
	Lower End of Guidance	Higher End of Guidance	Lower End of Guidance	Higher End of Guidance
Income from continuing operations	$(0.1)	$(0.3)	$3.4	$3.2
Exclude:
Income tax expense (benefit)	-	-	(0.6)	(0.6)
Depreciation and amortization expense	5.4	5.6	18.7	18.9
General and administrative expenses	3.1	3.3	11.3	11.5
Interest expense	1.7	1.8	4.9	5.0
Other[7]	(0.1)	(0.1)	0.4	0.4
NOI from continuing operations	$10.0	$10.3	$38.1	$38.4

1 Core FFO, Core FFO from continuing operations per share, NOI from continuing operations and Cash NOI from continuing operations are not financial measures in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For additional information see “Note Regarding Non-GAAP Financial Measures.”

2 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier.

3 Leasing metrics exclude new and renewal leases which have an initial term of twelve months or less, as well as leases for first generation space on properties acquired or developed by INDUS. Leasing metrics also exclude leases tied to properties undergoing redevelopment or repositioning.

4 Lease cost per square foot per year reflects total lease costs (tenants improvements, leasing commissions and legal costs) per square foot per year of the lease term. Lease costs exclude any base building improvements.

5 Weighted average rent growth reflects the percentage change of annualized rental rates between the previous leases and the current leases. The rental rate change on a straight-line basis represents average annual base rental payments on a straight-line basis for the term of each lease including free rent periods. Cash basis rent growth represents the change in starting rental rates per the lease agreement on new and renewed leases signed during the period, as compared to the previous ending rental rates for that same space. The cash rent growth calculation excludes free rent periods.

6 As a part of INDUS’ standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI from continuing operations as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit developments or projects that are 100% pre-leased). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

7 Other includes income taxes, gains or losses on debt extinguishment, as well as investment and other income or expenses.